EXHIBIT 14.2

CAMERON INTERNATIONAL
CORPORATION

CORPORATE GOVERNANCE PRINCIPLES

TABLE OF CONTENTS

1)		FUNCTIONS AND RESPONSIBILITIES OF THE BOARD OF DIRECTORS	3
	a)	Basic Duties	3
	b)	Management Selection and Oversight	3
	c)	Board Performance Assessment	3
	d)	CEO and Management Evaluation & Review	3
	e)	Board Access to Management and Independent Advisors...	3
	f)	Board Interaction with Institutional Investors, Peers, Customers, etc.	4
	g)	Director Orientation and Continuing Education	4
	h)	Succession Planning	4
	i)	Director Compensation	4
2)		COMPOSITION OF THE BOARD OF DIRECTORS	4
	a)	Board Size	4
	b)	Board Independence	5
	c)	Director Qualifications	5
	d)	Director Selection	5
	e)	Extending Invitation to New Board Member	5
	f)	Stockholder Election of New Board Member	5
	g)	Term Limits, Change in Status and Retirement	6
	h)	Other Directorships	6
	i)	Presiding Director for Executive Sessions of Independent Directors	6
	j)	Separate Positions of Chairman of the Board, President, and Chief Executive Officer	6
	k)	Selection of Chairman of the Board and Executive Officers	6
3)		MEETING PROCEDURES	7
	a)	Selection of Agenda Items	7
	b)	Distribution of Materials	7
	c)	Non-Directors’ Attendance at Board Meetings	7
	d)	Strategic Issues Discussions	7
	e)	Number of Meetings	7
	f)	Executive Sessions of Independent Directors	7
	g)	Confidentiality of Information	7
4)		BOARD COMMITTEES	8
	a)	Committee Structure	8
	b)	Committee Charters	8
	c)	Rotation of Committee Assignments and Chairs	8
	d)	Frequency and Length of Board Committee Meetings	8
	e)	Development of Committee Agenda	8
5)		OTHER PRINCIPLES	8
	a)	Share Ownership by Directors	8
	b)	Conflicts of Interest	8
	c)	Shareholder Communications	9
	d)	Company Core Values	9
	e)	Periodic Review	9
	f)	Modification and Applicability of Principles	9

1)	FUNCTIONS AND RESPONSIBILITIES OF THE BOARD OF DIRECTORS

a)      Basic Duties

The Board of Directors is elected by the shareholders to oversee the management of the Company and to insure that the long-term interests of the shareholders’ are being served.  The Directors’ basic responsibility is to oversee the conduct of the business and affairs of the Company, exercising their business judgment in good faith to act in what they believe to be in the best interests of the Company.  Directors are expected to regularly attend Board meetings and meetings of the Committees of the Board on which they serve.  Directors are expected to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities.  To prepare for meetings, Directors are expected to review the materials provided in advance of those meetings.

b)      Management Selection and Oversight

The Board of Directors selects the senior management team, which is charged with the conduct of the Company’s business.  The Board acts as an advisor and counselor to senior management and monitors management’s performance.

c)      Board Performance Assessment

A self-evaluation shall be conducted annually to determine whether the Board of Directors and each of its Committees are functioning effectively. The Nominating and Governance Committee has the responsibility to oversee the annual assessment process of the Board of Directors and Board Committees.    The Board of Directors and the Board Committees will review the results of the evaluations to determine what actions should be taken to improve Board and Committee performance.

The Presiding Director, or a member of the Nominating and Governance Committee, shall solicit input on the performance of individual Directors when soliciting each Director’s evaluation of the Board and Committees.

d)      CEO and Management Evaluation & Review

The Nominating and Governance Committee will annually conduct an evaluation of the Chief Executive Officer.  The Committee will present this evaluation to the other Independent Directors during an Executive Session.  The Compensation Committee will use the evaluation of the Chief Executive Officer when determining and approving the compensation of the Chief Executive Officer.

The Chief Executive Officer will evaluate other senior management annually and review these evaluations with the Compensation Committee.

e)      Board Access to Management and Independent Advisors

Board members have complete and open access to management and any and all of the Company’s facilities.  The Chief Executive Officer will invite key employees to attend Board meetings and Committee meetings when they can meaningfully contribute to Board or Committee deliberations.

The Board and Board Committees may consult with and retain independent legal, financial and other advisors as they may deem necessary and the fees thereof shall be the obligation of the Company.

f)      Board Interaction with Institutional Investors, Peers, Customers, etc.

Under ordinary circumstances, management speaks for the Company and the Chairman of the Board speaks for the Board.  Individual Board members may, from time to time, meet with or communicate with various constituencies that are involved with the Company.  In most instances it is expected that Board members do this with the knowledge of management and, in most instances, at the request of management.

g)      Director Orientation and Continuing Education

New Directors will be given an orientation program to familiarize them with the Company’s businesses and operations as well as their responsibilities and duties as Directors. As part of the continuing education process for Directors, the Company’s officers will prepare and present programs concerning the Company’s strategies, initiatives and business plans; arrange for presentations by outside parties concerning industry issues and general business and regulatory matters; and conduct on-site meetings with Company personnel. Directors are encouraged to attend, at Company expense, appropriate third-party programs related to their continuing education.

h)      Succession Planning

Senior Company executives will compile and evaluate a succession plan for their areas of responsibility which will be reviewed with the Chief Executive Officer.  The Chief Executive Officer will provide input on each succession plan.

The Compensation Committee oversees the Company’s succession planning process and will receive at least on an annual basis a review of the succession planning from the Chief Executive Officer and other members of Management as appropriate with respect to Corporate and group management positions and other key positions.  The Nominating and Governance Committee conducts succession planning for the position of Chief Executive Officer which will include identifying and evaluating candidates for the position of Chief Executive Officer.  The Nominating and Governance Committee will review succession plans for the Chief Executive Officer with the Board.

i)      Director Compensation

The Compensation Committee makes recommendations on director compensation and benefits to the full Board based on information for comparable companies as well as recommendations from consultants and management.

2)	COMPOSITION OF THE BOARD OF DIRECTORS

a)      Board Size

The Company’s Bylaws currently provide for a Board of not less than 5 or more than 15 members. The Board will from time to time determine the size of the Board needed, and will otherwise consider a greater number of directors to accommodate the availability of an outstanding candidate or other special circumstance or reduce its size, if available candidate(s) meeting the Board’s qualification standards cannot be identified.

b)      Board Independence

The Board of Directors has, and will continue to have, a significant majority of outside, independent directors.

To be considered “independent” a Director must meet the criteria of the applicable standards of the New York Stock Exchange and be affirmatively determined by the Board to be independent.

c)      Director Qualifications

The Board of Directors seeks members from diverse professional backgrounds with a broad spectrum of experience and expertise who are able to make significant contributions to the Board and the Company.  Directors must be in a position to properly exercise their duties of loyalty and care and be persons of high integrity who have exhibited proven leadership capabilities.

Directors should also have:
•	the ability to apply good business judgment
•	experience with high levels of responsibilities within their chosen field and hold or have held an established executive level position in business, finance or education
•	the ability to quickly grasp complex principles of business, finance, and the complexities of a global industry
•	public company experience

The Board will also give special consideration to those individuals offering diversity of geographicaland/or cultural background, race/ethnicity, and/or gender.

When a search firm is retained to assist the Committee in identifying director candidates, instruct suchsearch firm to seek to include diverse candidates in terms of race and gender.

d)      Director Selection
The Nominating and Governance Committee is responsible for screening and recommending director candidates to the Board for consideration and approval. The Board of Directors is responsible for the approval of candidates for nomination and/or appointment to the Board.

e)      Extending Invitation to New Board Member

The Chairman of the Board and the Chairman of the Nominating and Governance Committee will extend an invitation on behalf of the Board to any prospective Board member.

f)      Stockholder Election of New Board Member
Any director appointed by the Board shall stand for shareholder election at the first annual meeting of the stockholders to be held after such appointment for which such director could be included in the Company’s proxy statement as a director nominee.

Directors will be elected by a majority of the votes cast, except in the event the number of director nominees exceeds the number of vacancies on the Board being filled by such election, directors shall be elected by the affirmative vote of a plurality of votes cast at such meeting of stockholders.

Any nominee for director who is an incumbent director standing for re-election who does not receive an affirmative vote of the majority of votes cast in an election of directors at an annual or special meeting of stockholders is required to submit a letter of resignation to the Nominating and Governance Committee of the Board of Directors. The Committee will consider all of the relevant facts and circumstances and recommend to the Board of Directors whether or not the resignation should be accepted.

g)           Term Limits, Change in Status and Retirement
The Board does not have term limits for Directors, but does believe in the importance of monitoring the performance of individual Directors.

When a current Director’s job responsibilities change, the Board expects the director to tender his/her resignation to the Chairman of the Board, who will refer it, together with a recommendation, to the Nominating and Governance Committee for review and acceptance/rejection.

Directors may be removed from office by the Board of Directors for incapacity, failure to perform his or her duties, acts that could be a detriment to the Company, or for any other justifiable cause, in each case as so determined by the Board of Directors.

A Director may not stand for re-election after his/her 72nd birthday.

h)      Other Directorships

Directors are expected to advise the Chairman of the Nominating and Governance Committee and the CEO promptly upon accepting any other    for-profit entity 2 directorship or any assignment to the audit committee or compensation committee of any other for-profit company.  The Nominating and Governance Committee will consider whether such additional directorships or assignments would adversely affect the ability of the Director to function effectively on the Company’s Board.

Directors who are chief executive officers should not serve on more than two public company boards in addition to the Company of which they are CEO.  Directors who are non-chief executive officers should not serve on more than three public company boards.

i)      Presiding Director for Executive Sessions of Independent Directors

The Presiding Director shall lead the Executive Sessions of the Independent Directors and shall serve as the spokesperson for the other Independent Directors.  The Presiding Director shall periodically confer with the CEO to discuss agenda items, efficiency of meeting procedures, and any concerns or suggestions of any Independent Director(s).  A Presiding Director will be elected annually by the Independent Directors at the Board’s organizational meeting following the annual meeting of stockholders.

j)      Separate Positions of Chairman of the Board, President, and Chief Executive Officer

The Company’s Bylaws permit the Chairman of the Board, President, and Chief Executive Officer to be one and the same person. The Board believes it may be desirable and in the best interests of the Company to combine these offices or to separate them, depending upon the circumstances.

k)      Selection of Chairman of the Board and Executive Officers

The Board of Directors elects the Chairman of the Board and all of the Executive Officers.

3)	MEETING PROCEDURES

a)	Selection of Agenda Items

The Chief Executive Officer, in consultation with members of the Board, establishes the agenda for Board meetings.  Directors may introduce subjects at any Board meeting that are not on the agenda for that meeting.

b)      Distribution of Materials

In order to be properly prepared, it is crucial for Board members to have meaningful written materials on topics to be discussed well in advance of the meeting date.  Management will keep Board members abreast of developments between Board meetings.

c)      Non-Directors’ Attendance at Board Meetings

The Board of Directors believes that the attendance of key executive officers can enhance Board deliberations. Therefore, the Company’s Chief Operating Officer, Chief Financial Officer and General Counsel are expected to attend all Board meetings, and the Vice President of Human Resources is expected to attend when appropriate.
These officers are encouraged and expected to respond to questions posed by Board members relating to their areas of expertise.  Such persons shall not attend Executive Sessions of the Board of Directors, or of any Committee thereof, unless requested by the Board or individual Committee Chairs.

The Board of Directors also believes that other executive officers of the Company can assist the Board with its deliberations and provide critical insights and analyses.  When appropriate, such officers will be invited to Board and Committee meetings to communicate directly with the Board.

d)      Strategic Issues Discussions

The full Board of Directors will engage in discussions on strategic issues and ensure that sufficient time is devoted to these subjects.  While such discussions are expected to be part of each meeting, one meeting each year will be dedicated to such discussions.

e)      Number of Meetings

The Board of Directors will hold a minimum of four scheduled meetings per year and such other meetings as may be needed or desirable.

f)      Executive Sessions of Independent Directors

An Executive Session of Independent Directors will be an agenda item for all regularly scheduled Board and Committee Meetings.

g)      Confidentiality of Information

In order to facilitate open discussion, the Board maintains a policy of confidentiality with regard to all Board discussions and deliberations.

4)	BOARD COMMITTEES

a)      Committee Structure

The Board of Directors will establish Committees responsible for oversight of the audit, compensation, governance and nominating functions.  The members of these Committees will be independent directors under the criteria established by these Governance Principles, and all Committees will operate in accordance with the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

b)      Committee Charters

Each Committee will have its own charter setting forth the purposes and responsibilities of the Committee.  Among other things, the charters will provide that each Committee will evaluate its performance annually.

c)      Rotation of Committee Assignments and Chairs

Committee assignments and the designation of Committee Chairs should be based on the Director’s knowledge, interests and areas of expertise.  The Board believes experience and continuity are more important than automatic rotation and that rotation of members and Chairs is only appropriate when it is likely to increase Committee performance or facilitate Committee work.

d)      Frequency and Length of Board Committee Meetings

The Committee Chairs, in consultation with the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, and the General Counsel should establish the frequency and length of Committee meetings.

e)      Development of Committee Agenda

Each Committee Chair, working with the Chairman of the Board, will establish a general plan for the Committee’s activities for the year and will approve a specific agenda for each committee meeting.  All standing Committees will meet regularly during the year and receive reports from Company personnel on Company developments affecting the Committee’s work.

5)	OTHER PRINCIPLES

a)      Share Ownership by Directors

Directors are expected to own shares of Common Stock within one year and own shares of Common Stock with a value of at least $300,000 within three years of their election to the Board (based on the higher of cost or current market value) of the Company’s Common Stock.

b)      Conflicts of Interest

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict.

Directors are expected to be mindful of their fiduciary obligations to the Company.  Directors shall recuse themselves and not participate in the discussion or vote on any matter presented at a Board meeting if they believe that they have a personal interest or a conflict-of-interest.

When faced with a situation involving a potential conflict-of-interest, Directors are encouraged to seek advice from the General Counsel. If a significant conflict-of-interest with a Director exists and cannot be resolved, the Director is expected to tender his or her resignation to the Chairman of the Board.

The Company annually solicits information from Directors in order to monitor potential conflicts-of-interest.

c)      Shareholder Communications

Interested parties should have the ability to have a direct and open line of communication to the Company’s Board or any individual director.  Accordingly, procedures to allow such communications are published in the Company’s annual Proxy Statement.

d)      Company Core Values
The Board endorses and supports the Company’s Core Values.

e)      Periodic Review

The Nominating and Governance Committee will review these principles annually and make such changes as it deems necessary, appropriate or desirable and recommend any changes to the Board for its consideration.

The Committee review will include a consideration of whether the principles and practices are  effective in enabling the Board to fulfill its responsibilities, compare current practices to the expectations of stockholders; changes in the laws or regulations; and the practices of boards of other leading companies.

f)      Modification and Applicability of Principles
The Board must and will exercise its judgment in the best interests of the Company and its stockholders, being guided by these Principles given facts and relevant circumstances at the time.